Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports First Quarter 2018 Financial Results

PHILADELPHIA, PA, September 28, 2018 (GLOBE NEWSWIRE) - Hill International, the global leader in managing construction risk, announced today that it filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

First Quarter 2018 Results

In the first quarter of 2018, the company reported revenue of $113.9 million with a net loss of $8.1 million and EPS of ($0.15). The net loss includes a $7.9 million charge attributed to a disputed payment of a performance bond and one-time expenses relating to the firm’s Profit Improvement Plan and other one-time costs totaling $4.2 million.

The company fully reserved a Kuwait bond payment made in the first quarter of 2018 for $7.9 million after the Kuwait First Instance Court dismissed the company's case. The company believes there is no merit in this bond payment and is currently in the process of filing an appeal before the Kuwait Court of Appeals.

Adjusted EBITDA for the first quarter was $8.2 million when adding back the $7.9 million performance bond payment and the $4.2 million Profit Improvement Plan and one-time charges. The first quarter 2018 adjusted EBITDA of $8.2 million compares to the first quarter 2017 EBITDA of $5.7 million, approximately a 44% improvement.

As of September 14, 2018, the company maintains a strong cash position of approximately $28 million and debt of approximately $45 million or a net debt position of approximately $17 million.

Hill's total backlog at March 31, 2018 was $860 million, an increase from $846 million at December 31, 2017.

The company plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 in the month of October 2018. Once complete, Hill will be current with its regulatory filings and will thereafter request that the NYSE lift its trading suspension on the company’s common stock. Hill expects to schedule an earnings call for the second quarter 2018 financial results shortly after the company becomes current in its filings.

Stated Paul Evans, Hill’s Interim CEO, “With the filing of Q1 2018, Hill is now focused on getting Q2 2018 filed as expeditiously as possible in October and becoming current with its filings. As I conclude my tenure as Interim CEO on October 1, 2018, I want to thank everyone who worked diligently towards getting the company current, as well as helping with the company's Profit Improvement Plan. The company is well positioned to grow profitably under the leadership of our new CEO Raouf Ghali.”

Non-GAAP Reconciliations

EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA") is not a measure of financial performance under generally accepted accounting principles ("GAAP"). EBITDA, in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance and its ability to generate cash flow from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Adjusted EBITDA

EBITDA, performance payment bond, Profit Improvement Plan, and one-time costs (“Adjusted EBITDA”) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

	Three Months Ended March 31,
	2018	2017

Net (loss) earnings from continuing operations	$(7,669)	$2,016
Interest expense, net	1,334	749
Income tax (benefit) expense	1,095	1,349
Depreciation and amortization	1,291	1,595
EBITDA	$(3,949)	$5,709

Adjustments:
Profit Improvement Plan and One-Time Charges	$4,196	$—
Payment of Performance Bond	7,959	—
Adjusted EBITDA	$8,206	$5,709

Hill International, with approximately 2,800 professionals in more than 50 offices worldwide, provides program management, project management, construction management and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies and objectives for future operations; and any statements regarding our intent to file late periodic reports or relisting on a national securities exchange, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, our expenses may be higher than anticipated, and the review of the Company's accounting, accounting policies and internal control over financial reporting, and the preparation of and the audit or review, as applicable, of filings may take longer than currently anticipated or additional restatement adjustments may be identified. We do not intend, and undertake no obligation, to update any forward-looking statement.
Hill International, Inc.
Elizabeth J. Zipf, LEED AP BD+C
Senior Vice President
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
Tel:  215-309-7707
elizabethzipf@hillintl.com

Hill International, Inc.
Marco A. Martinez
SVP & Interim Chief Financial Officer
(215) 309-7951
marcomartinez@hillintl.com

InvestorCom
John Glenn Grau
President
(203) 295-7841
jgrau@investor-com.com
(HIL-G)
(HIL-G)